EXHIBIT B

Verifications of Broadstone Real Estate Access Fund and Broadstone Asset Management, LLC

The undersigned states that he has duly executed the attached application dated July 11, 2018 for and on behalf of Broadstone Real Estate Access Fund in his capacity as the Chief Executive Officer and trustee (“Trustee”) of such entity and that all actions by the holders and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Broadstone Real Estate Access Fund

By:	/s/ Christopher J. Czarnecki
Name: Christopher J. Czarnecki
Title: Chief Executive Officer and Trustee

The undersigned states that he has duly executed the attached application dated July 11, 2018 for and on behalf of Broadstone Asset Management, LLC in his capacity as the Chief Executive Officer of the sole member of such entity and that all actions by the holders and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Broadstone Asset Management, LLC

By: Broadstone Real Estate, LLC its sole member

By:	/s/ Christopher J. Czarnecki
Name: Christopher J. Czarnecki
Title: Chief Executive Officer